Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
100 Hale Street	Contact: Ron Lataille
Newburyport, MA 01950 USA	978-352-2200

UFP Technologies Announces 2015 Results

Newburyport, Mass., March 1, 2016.  UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom converter of foams, plastics, composites, and natural fiber materials, today reported net income of $7.6 million or $1.05 per diluted common share outstanding for its fiscal year ended December 31, 2015, consistent with net income of $7.6 million or $1.05 per diluted common share outstanding for its 2014 fiscal year.  Excluding restructuring costs of approximately $1.8 million, 2015 net income was $8.7 million or $1.21 per diluted common share outstanding. Sales for 2015 were $138.9 million, as compared to 2014 sales of $139.3 million.

For its fourth quarter ended December 31, 2015, the Company reported net income of $1.7 million or $0.23 per diluted common share outstanding, as compared to net income of $1.6 million or $0.22 per diluted common share outstanding in the same period of 2014.  Excluding restructuring costs of approximately $0.8 million, 2015 fourth quarter net income was $2.2 million or $0.30 per diluted common share outstanding. Sales for the fourth quarter 2015 were $33.9 million versus 2014 fourth quarter sales of $35.3 million.

“I am pleased with our progress in 2015,” said R. Jeffrey Bailly, President, Chairman and Chief Executive Officer. “We are near completion of several multi-year initiatives to optimize our plant footprint, implement new state-of-the-art enterprise resource planning software, and expand our team of talented engineers. While these initiatives involved significant investments of time and resources across the organization, they will provide a stronger platform from which to grow. We have already begun to realize synergies from our completed plant consolidations, and our team is energized and excited to refocus our attention on growing the business.”

“In 2015, weakness in the electronics and defense markets was offset by continued strong results in the medical market,” said Bailly. “Our significant investments in this space resulted in double-digit sales growth, and the outlook for our medical business remains robust. With fewer, larger, more efficient factories, an impressive pipeline of growth opportunities, and a very strong balance sheet, we are bullish about the future of UFP Technologies.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, anticipated advantages relating to the Company’s decisions to consolidate its Midwest, California and Northeast facilities and the expected cost savings and efficiencies associated therewith, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, anticipated advantages the Company expects to realize as a result of its new enterprise resource planning software system and the expected timing therewith, expectations regarding the manufacturing capacity and efficiencies of the Company’s new production equipment, statements about the Company’s  business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales or earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, the risk that the Company may not be able to finalize anticipated new customer contracts, risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, and risks and uncertainties associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.	2015 earnings

Consolidated Condensed Statement of Income

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)
	2015	2014	2015	2014
Net sales	$33,933	$35,267	$138,850	$139,307
Cost of sales	24,921	26,861	101,396	102,427
Gross profit	9,012	8,406	37,454	36,880
SG&A	5,605	5,478	24,008	23,847
Restructuring costs	796	460	1,756	1,556
(Gain) loss on sale of fixed assets	7	(14)	(24)	(84)
Operating income	2,604	2,482	11,714	11,561
Interest (income) expense	(34)	40	(27)	108
Other income	—	(111)	—	(312)
Income before income taxes	2,638	2,553	11,741	11,765
Income taxes	962	982	4,148	4,206
Net income from consolidated operations	$1,676	$1,571	$7,593	$7,559

Net income per share outstanding	$0.24	$0.22	$1.07	$1.08
Net income per diluted share outstanding	$0.23	$0.22	$1.05	$1.05

Weighted average shares outstanding	7,142	7,059	7,115	7,028
Weighted average diluted shares outstanding	7,248	7,192	7,219	7,175

Consolidated Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2015	2014
Assets:
Cash	$29,804	$34,052
Receivables	17,481	16,470
Inventories	14,202	12,893
Other current assets	2,116	3,856
Net property, plant, and equipment	46,555	34,843
Other assets	9,792	10,434
Total assets	$119,950	$112,548
Liabilities and equity:
Short-term debt	$1,011	$993
Accounts payable	4,598	5,398
Other current liabilities	5,374	5,222
Long-term debt	859	1,873
Other liabilities	4,536	4,070
Total liabilities	16,378	17,556
Total equity	103,572	94,992
Total liabilities and stockholders' equity	$119,950	$112,548